EXHIBIT 11

                         CT COMMUNICATIONS, INC.
                            AND SUBSIDIARIES

                      Computation of Earnings Per Share

                                            Years Ended
                                 ____________________________________________
                                       March 31                March 31
                                        1998                    1997
                                 ------------------       -------------------



Computation of share
totals used in computing
earnings per share:

Weighted average number
 of shares outstanding               2,240,036                 2,234,835
 (Adjusted for stock split
  August 1, 1997)
Basic average shares:

  a - Outstanding                    2,240,036                 2,234,835

Incremental shares arising
 from oustanding stock
 options:                                8,980                     8,808
                                    ___________                __________
   b - Totals                        2,249,016                 2,243,643
                                    ===========                ==========
   c - Net Income                   $3,130,250                $2,626,333
                                    ===========                ==========

Net Income Per Share
 Basic - c/a                        $     1.40                $      1.18
                                    ===========               ===========
Net Income Per Share
 assuming full dilution
  c/b                               $     1.39                $      1.17
                                    ===========               ===========